Exhibit 10.1

FIFTH AMENDMENT TO
EMPLOYMENT AGREEMENT

This FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is entered into on the 2nd day of February 2010, by and between Wynn Resorts, Limited (“Employer”) and Matt Maddox ("Employee").  Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

RECITALS

WHEREAS, Employer and Employee are party to that certain Employment Agreement, dated as of October 1, 2005, by and between Wynn Las Vegas, LLC and Employee, subsequently assigned to Employer, as amended by that certain First Amendment to Employment Agreement, dated as of May 5, 2008, as further amended by that certain Second Amendment to Employment Agreement, dated as of December 31, 2008, and as further amended by that certain Amendment to Employment Agreement, dated as of February 13, 2009, and Fourth Amendment to Employment Agreement dated March 9, 2009 (collectively, the "Agreement"); and

WHEREAS, the parties have agreed to amend the Agreement as provided herein;

NOW THEREFORE, in consideration of the above and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Base Salary.  Section 7(a) of the Agreement is amended to provide that effective November 6, 2009, Base Salary paid to Employee shall be One Million Dollars per annum.

2.  Other Provisions of Agreement.  The parties acknowledge that the Agreement is being modified only as stated herein, and agree that nothing else in the Agreement shall be affected by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

WYNN RESORTS, LIMITED		EMPLOYEE

By:	/s/ Marc D. Schorr	/s/ Matt Maddox
	Marc D. Schorr, COO	Matt Maddox